FOR IMMEDIATE RELEASE

HC2 Holdings Reports First Quarter 2020 Results
- First Quarter 2020 Consolidated Net Revenue of $444.8 Million -
- Completes Sale of Global Marine Group, Reducing Debt -
- COVID-19 Business Update -

New York, May 11, 2020 - HC2 Holdings, Inc. (“HC2” or the “Company”) (NYSE: HCHC), a diversified holding company, announced today its consolidated results for the first quarter ended March 31, 2020.

First Quarter 2020 Highlights
•Net Loss attributable to common and participating preferred stockholders of $83.5 million, or $1.82 per share, compared to $1.6 million, or $0.05 per share, in the year-ago quarter. Net Loss attributable to common and participating preferred stockholders per share for the first quarters 2020 and 2019 includes net loss from discontinued operations of $0.97 per share and $0.09 per share, respectively.
•Adjusted EBITDA for Core Operating Subsidiaries* of $13.2 million, compared to $14.2 million in the year-ago quarter.
•Total Adjusted EBITDA, excluding Insurance, of $1.4 million, compared to Total Adjusted EBITDA loss of $2.2 million in the year-ago quarter.
•Completed sale of Global Marine Group (“GMG”), receiving net proceeds of $99 million, which were used primarily to redeem $77 million of HC2’s 11.5% Senior Secured Notes (the “11.5% Notes”).
* “Core Operating Subsidiaries” consists of HC2’s Construction, Energy and Telecommunications segments.

Subsequent Event
•Pansend Life Sciences’ portfolio company, R2 Technologies (“R2”), received an additional $10 million equity investment from Huadong Medicine Company Limited (“Huadong”) at an approximate post-money valuation of $90 million.

“The global COVID-19 pandemic has profoundly altered the world around us and the effects have been far-reaching. Above all else, HC2 remains focused on protecting the health and safety of our employees and their families,” stated Philip Falcone, HC2’s President and Chief Executive Officer. “We have worked swiftly and diligently to maintain the highest quality of service for our customers and minimize business disruption. We are extremely proud of and grateful for how our employees have adapted under these extraordinary conditions to keep our businesses running efficiently.”

“From a business perspective, we were very pleased to complete the sale of Global Marine and expect to imminently close on the sale of our 30% interest in Huawei Marine Networks. We are making significant progress towards our goal of reducing debt at the holding company level and strengthening our balance sheet,” added Mr. Falcone. “Upon completion of the HMN sale, we will announce an additional partial redemption of our 11.5% Notes, which, combined with the recent partial redemption, will reduce our annual interest expense by approximately $15 million. Additionally, we continue to see significant progress as we advance in our discussions for the potential sale of Continental Insurance, while exploring various strategic options for DBM Global in order to continue revamping our capital structure and fully pivot our operations to a business that unlocks and enhances stockholder value through growth and innovation at our Energy, Broadcasting and Life Sciences segments.”

Business Update on COVID-19

•HC2 Holdings, Inc. – Overall, the Company continues to operate with minimal interruptions and has remained focused on working closely with our subsidiaries to ensure employee safety and continuity of business operations.

•Construction – DBM Global, Inc. (“DBM”) has to-date experienced minimal work stoppages on steel fabrication and erection projects as most states have deemed construction work an “essential” service. The company continues to see bidding opportunities and continued demand in commercial construction and the broader market, though no new contracts have been awarded as companies navigate the impact of the pandemic. DBM’s industrial maintenance and repair business has been somewhat impacted. Varied customer responses to COVID-19 as well as oil and gas market volatility has resulted in the deferral of non-essential project work with certain existing customers. DBM’s adjusted backlog of $781 million remains near an all-time high, which should provide DBM with significant cushion. There has been minimal impact in DBM’s accounts receivable collections.

•Energy – American Natural Gas, Inc. (“ANG”) fueling stations have not been significantly impacted, as a sizable portion of customer volumes are with consumer staples or grocers, which provide essential goods that have seen increased demand. While certain stations have seen a decrease in volumes, most contracts are structured under take-or-pay arrangements, lessening the impact of any potential slowdown in volumes.

•Telecommunications – PTGi International Carrier Services, Inc. has seen minimal impact on its operations or financials from COVID-19.

•Insurance – Continental Insurance Group Ltd. and Continental General Insurance Company (collectively, “Continental Insurance”) could be impacted by continued volatility in credit spreads, fluctuations in the market prices of its portfolio investments and rating agency downgrades. The recent economic and market downturn has resulted in mark-to-market declines in the value of Continental Insurance’s securities, the impact of which is mitigated by Continental Insurance’s long duration liabilities, which allow it to weather temporary price fluctuations, its strong RBC Ratio, and a meaningful recovery in asset prices seen in April. Continental Insurance could also be impacted by potential increased claim incurrences due to exposure to nursing home care costs and other long-term care costs. The company continuously monitors its liquidity position and is coordinating with its regulators to ensure sufficient cash is maintained to cover any potential claims activity and possible delays in premium collections due to regulatory requirements to extend premium grace periods. Continental Insurance continues to maintain a strong cash position, and approximately 94% of its investment portfolio is comprised of investment grade securities.

•Broadcasting – HC2 Broadcasting Holdings Inc. (“HC2 Broadcasting”) has seen an impact to advertising revenues, including the Azteca America network, and some recently-signed broadcast networks that are on revenue-share agreements with HC2 Broadcasting are now expecting to see lower advertising revenues than originally projected for 2020. Additionally, fewer contractors have been able to assist with installing broadcast equipment due to stay-at-home orders and other travel restrictions of governmental authorities in response to COVID-19, which could extend the time needed to bring certain silent licenses on-air and onto HC2 Broadcasting’s CentralCast system.

•Life Sciences – R2 Technologies could see a slight delay in its expected commercial launch of its F1 device, depending on the persistence of COVID-19, which could impact manufacturing timelines. Additionally, MediBeacon's contract research organization and partner academic centers have paused U.S. clinical trials, which could potentially slow MediBeacon’s progress towards regulatory approval for its Transdermal GFR Measurement system, which measures kidney function in real-time. However, interest in point-of-care measurement of kidney function continues to be high, as a significant number of ICU patients admitted to hospitals as a result of COVID-19 are also experiencing kidney failure and require emergency dialysis.

Marine Assets Sales Update

HC2, through an 73%-owned indirect subsidiary, expects to imminently close on the sale of 30% interest in the Huawei Marine Networks Co., Limited (“HMN”) joint venture to Hengtong Optic-Electric Co. Ltd. (“Hengtong”) for $85 million, less transaction fees and taxes. Upon closing of the joint venture sale, HC2 will use net proceeds from the sale to redeem over $50 million of HC2’s 11.5% Notes at a redemption price of 104.5% of the principal amount. The remaining 19% interest in HMN will be held by an indirect subsidiary of HC2 subject to a two-year put option, and the results of the equity investment are now reported in HC2’s Other segment.

First Quarter Financial Highlights
•Net Revenue: For the first quarter of 2020, HC2 consolidated net revenue was $444.8 million, compared to $449.0 million for the year-ago quarter. Lower revenues from the Insurance segment, net of eliminations, and Construction segment were partially offset by increases in revenue from the Telecommunications, Energy and Broadcasting segments.

NET REVENUE by OPERATING SEGMENT

(in millions)	Three Months Ended March 31,
	2020	2019	Increase / (Decrease)
Construction	$176.5	$192.1	$(15.6)
Energy	10.4	5.1	5.3
Telecommunications	186.4	155.5	30.9
Total Core Operating Subsidiaries	$373.3	$352.7	$20.6
Insurance	63.8	88.8	(25.0)
Broadcasting	10.1	9.8	0.3
Eliminations (1)	(2.4)	(2.3)	(0.1)
Consolidated HC2	$444.8	$449.0	$(4.2)
(1) The Insurance segment revenues are inclusive of realized and unrealized gains and net investment income for the three months ended March 31, 2020 and 2019. Such adjustments are related to transactions between entities under common control which are eliminated or are reclassified in consolidation.

•Net Income / (Loss): For the first quarter of 2020, HC2 reported a Net Loss attributable to common stock and participating preferred stockholders of $83.5 million, or $1.82 per share, compared to $1.6 million, or $0.05 per share, in the year-ago quarter. Net Loss attributable to common and participating preferred stockholders per share for the first quarters 2020 and 2019 includes net loss from discontinued operations of $0.97 per share and $0.09 per share, respectively.

NET INCOME (LOSS) by OPERATING SEGMENT

(in millions)	Three Months Ended March 31,
	2020	2019	Increase / (Decrease)
Construction	$(0.1)	$2.1	$(2.2)
Energy	0.6	(0.6)	1.2
Telecommunications	0.6	0.6	—
Total Core Operating Subsidiaries	$1.1	$2.1	$(1.0)
Insurance	—	33.8	(33.8)
Life Sciences	(3.2)	(2.6)	(0.6)
Broadcasting	(6.2)	(4.4)	(1.8)
Other and Eliminations	(42.1)	(5.8)	(36.3)
Non-operating Corporate	(31.1)	(23.6)	(7.5)
Consolidating Eliminations attributable to HC2 Holdings Insurance Segment(1)	(1.6)	(2.3)	0.7
Net (loss) attributable to HC2 Holdings, Inc.	$(83.1)	$(2.8)	$(80.3)
Less: Preferred dividends, deemed dividends, and repurchase gains	0.4	(1.2)	1.6
Net (loss) attributable to common stock and participating preferred stockholders	$(83.5)	$(1.6)	$(81.9)
(1) The Insurance segment revenues are inclusive of realized and unrealized gains and net investment income for the three months ended March 31, 2020 and 2019. Such adjustments are related to transactions between entities under common control which are eliminated or are reclassified in consolidation.

•Adjusted EBITDA: Adjusted EBITDA for “Core Operating Subsidiaries” totaled $13.2 million for the first quarter of 2020, compared to $14.2 million for the year-ago quarter, as improvements at Energy were partially offset by reduced contributions from Construction and Telecommunications.

For the first quarter of 2020, Total Adjusted EBITDA, which excludes the Insurance segment, totaled $1.4 million, compared to an Adjusted EBITDA loss of $2.2 million for the year-ago quarter. The year-over-year increase was primarily due to improvements at Broadcasting and Other segments, partially offset by declines from the Life Sciences and Core Operating Subsidiaries segments compared to the year-ago quarter.

ADJUSTED EBITDA by OPERATING SEGMENT

(in millions)	Three Months Ended March 31,
	2020	2019	Increase / (Decrease)
Construction	$9.0	$12.4	$(3.4)
Energy	3.8	1.0	2.8
Telecommunications	0.4	0.8	(0.4)
Total Core Operating Subsidiaries	$13.2	$14.2	$(1.0)
Life Sciences	(4.2)	(2.9)	(1.3)
Broadcasting	(1.0)	(2.5)	1.5
Other and Eliminations	(1.6)	(4.9)	3.3
Non-operating Corporate	(5.0)	(6.1)	1.1
Total Adjusted EBITDA	$1.4	$(2.2)	$3.6

•Balance Sheet: As of March 31, 2020, HC2 had consolidated cash, cash equivalents and investments of $4.2 billion, which includes cash and investments associated with HC2’s Insurance segment. Excluding the Insurance segment, consolidated cash was $64.6 million, of which $3.6 million was at the HC2 corporate level.
First Quarter 2020 Segment Highlights
•Construction
–In February 2020, the Company retained Jefferies & Co. to explore strategic options for DBM, including a potential sale.

–For the first quarter of 2020, DBM reported Net Loss of $0.1 million, compared to Net Income of $2.1 million for the year-ago quarter. Adjusted EBITDA was $9.0 million, compared to $12.4 million in the year-ago quarter. DBM’s results for the quarter were impacted by the timing of commercial project work under execution and seasonally lower contribution from industrial maintenance and repair project work.

–DBM's total backlog was approximately $485.5 million as of March 31, 2020, compared to $558.6 million for the year-ago quarter. Taking into consideration awarded, but not yet signed contracts, backlog would have been approximately $781 million at the end of the first quarter of 2020, compared to $678 million at the end of the first quarter of 2019.

•Energy
–For the first quarter of 2020, ANG reported Net Income of $0.6 million, compared to a Net Loss of $0.6 million for the year-ago quarter. Adjusted EBITDA increased to $3.8 million compared to $1.0 million for the year-ago quarter, driven by contributions from ANG’s June 2019 acquisition of 20 ampCNG fueling stations, as well as from the Alternative Fuel Tax Credit (“AFTC”), which was not yet approved for 2019 in the year-ago quarter.

•Broadcasting
–Announced carriage agreements with DABL (CBS Television Distribution’s lifestyle diginet) and Cheddar News.

–As of late April 2020, HC2’s Broadcasting segment has 218 operational stations, of which approximately 165 are currently connected to the Company’s CentralCast system, in 91 Designated Market Areas (“DMAs”) across the United States and Puerto Rico, with an additional 31 active station construction projects currently underway. Once the Company’s currently silent stations go on air, HC2 Broadcasting expects to cover 98 DMAs.

•Life Sciences
–In April 2020, R2 Technologies (“R2”) received an additional $10 million equity investment from Huadong, R2’s exclusive distributor in the China/Asia-Pacific market. This represents the second tranche of Huadong’s investment in R2 at an approximate post-money valuation of $90 million. Proceeds from the new equity investment in R2 are being utilized to commercialize R2’s FDA-approved revolutionary CryoAesthetic technology, which promises physicians a new way to treat aesthetic and medical skin conditions.

•Insurance
–The Company remains in advanced discussions for a potential divestiture of Continental. Net proceeds from a potential divestiture will be used to further reduce debt at the holding company level.
–As of March 31, 2020, Continental had $4.2 billion of cash and invested assets, $5.3 billion in total GAAP assets, and an estimated $347 million of total adjusted capital.

–For the first quarter of 2020, Continental reported zero income, compared to Net Income of $33.8 million for the year-ago quarter.

–Pre-Tax Insurance AOI was $6.6 million for the first quarter of 2020, compared to Pre-Tax Insurance AOI of $28.7 million for the year-ago quarter. The decrease was primarily driven by non-recurring favorable claims activity recognized in the comparable period and additional unfavorable claims activity and reserve developments in the current year. Additionally, the Insurance segment incurred larger expenses due to increases in headcount to support the growth of the segment, additional premium taxes, and miscellaneous software expenses.

Conference Call
HC2 Holdings, Inc. will host a live conference call to discuss its first quarter 2020 financial results and operations today at 5:00 p.m. ET. The Company will post an earnings supplemental presentation in the Investor Relations section of the HC2 Website at ir.hc2.com, to accompany the conference call.
Dial-in instructions for the conference call and the replay are as follows:
Live Webcast and Call
A live webcast of the conference call can be accessed by interested parties through the Investor Relations section of the HC2 Website at ir.hc2.com.
Domestic Dial-In (Toll Free): 1-877-300-8521 or International Dial-In: 1-412-317-6026
Participant Entry Number: 10143550
Conference Replay*
Domestic Dial-In (Toll Free): 1-844-512-2921 or International Dial-In: 1-412-317-6671
Conference Number: 10143550
*Available approximately two hours after the end of the conference call through May 25, 2020.

About HC2
HC2 Holdings, Inc. is a publicly traded (NYSE:HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across multiple reportable segments, including Construction, Energy, Telecommunications, Life Sciences, Broadcasting, Insurance and Other. HC2's largest operating subsidiary is DBM Global Inc., a family of companies providing fully integrated structural and steel construction services. Founded in 1994, HC2 is headquartered in New York, New York. Learn more about HC2 and its portfolio companies at www.hc2.com.

Contact
Investor Relations
Garrett Edson
ICR
Phone: (212) 235-2691
E-mail: ir@hc2.com

Non-GAAP Financial Measures
In this press release, HC2 refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Core Operating Subsidiary Adjusted EBITDA, Total Adjusted EBITDA (excluding the Insurance segment), Adjusted EBITDA for its operating segments, Adjusted Operating Income for the Insurance segment and Pre-Tax Adjusted Operating Income for the Insurance segment.

Adjusted EBITDA
Management believes that Adjusted EBITDA provides investors with meaningful information for gaining an understanding of our results as it is frequently used by the financial community to provide insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation, amortization and the other items listed in the definition of Adjusted EBITDA below can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt. While management believes that non-U.S. GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our U.S. GAAP financial results. Using Adjusted EBITDA as a performance measure has inherent limitations as an analytical tool as compared to net income (loss) or other U.S. GAAP financial measures, as this non-GAAP measure excludes certain items, including items that are recurring in nature, which may be meaningful to investors. As a result of the exclusions, Adjusted EBITDA should not be considered in isolation and does not purport to be an alternative to net income (loss) or other U.S. GAAP financial measures as a measure of our operating performance. Adjusted EBITDA excludes the results of operations and any consolidating eliminations of our Insurance segment.

The calculation of Adjusted EBITDA, as defined by us, consists of Net income (loss) as adjusted for depreciation and amortization; Other operating (income) expense, which is inclusive of (gain) loss on sale or disposal of assets, lease termination costs, and FCC reimbursements; asset impairment expense; interest expense; net gain (loss) on contingent consideration; loss on early extinguishment or restructuring of debt; gain (loss) on sale of subsidiaries; other (income) expense, net; foreign currency transaction (gain) loss included in cost of revenue; income tax (benefit) expense; noncontrolling interest; bonus to be settled in equity; share-based compensation expense; discontinued operations; non-recurring items; and acquisition and disposition costs.
Management recognizes that using Adjusted EBITDA as a performance measure has inherent limitations as an analytical tool as compared to net income (loss) or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.

Adjusted Operating Income - Insurance
Adjusted Operating Income (“Insurance AOI”) and Pre-tax Adjusted Operating Income (“Pre-tax Insurance AOI”) for the Insurance segment are non-U.S. GAAP financial measures frequently used throughout the insurance industry and are economic measures the Insurance segment uses to evaluate its financial performance. Management believes that Insurance AOI and Pretax Insurance AOI measures provide investors with meaningful information for gaining an understanding of certain results and provide insight into an organization’s operating trends and facilitates comparisons between peer companies. However, Insurance AOI and Pre-tax Insurance AOI have certain limitations, and we may not calculate it the same as other companies in our industry. It should, therefore, be read together with the Company's results calculated in accordance with U.S. GAAP.
Similarly to Adjusted EBITDA, using Insurance AOI and Pre-tax Insurance AOI as performance measures have inherent limitations as an analytical tool as compared to income (loss) from operations or other U.S. GAAP financial measures, as these non-U.S. GAAP measures excludes certain items, including items that are recurring in nature, which may be meaningful to investors. As a result of the exclusions, Insurance AOI and Pre-tax Insurance AOI should not be considered in isolation and do not purport to be an alternative to income (loss) from operations or other U.S. GAAP financial measures as a measure of our operating performance.

Management defines Insurance AOI as Net income (loss) for the Insurance segment adjusted to exclude the impact of net investment gains (losses), including OTTI losses recognized in operations; asset impairment; intercompany elimination; bargain purchase gains; reinsurance gains; and acquisition costs. Management defines Pre-tax Insurance AOI as Insurance AOI adjusted to exclude the impact of income tax (benefit) expense recognized during the current period. Management believes that Insurance AOI and Pre-tax Insurance AOI provide meaningful financial metrics that help investors understand certain results and profitability. While these adjustments are an integral part of the overall performance of the Insurance segment, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our operations.

Cautionary Statement Regarding Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including, among others, statements related to the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of the government and HC2 on our business, financial condition and results of operations, and any such forward-looking statements, whether concerning the COVID-19 pandemic or otherwise, involve risks, assumptions and uncertainties. Generally, forward-looking statements include information describing actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. The forward-looking statements in this press release include, without limitation, any statements regarding our expectations regarding entering definitive agreements in respect of the potential divestitures of Continental Insurance and/or DBM Global, reducing debt and related interest expense at the holding company level with the net proceeds of such divestitures, our ability to successfully enter into and close on divestiture transactions being contemplated, including Continental Insurance and DBM Global, building shareholder value, future cash flow, longer-term growth and invested assets, the timing and effects of redeeming the 11.5% Notes, reducing HC2's leverage and interest expense, and the timing or prospects of any refinancing of HC2's remaining corporate debt, the severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic and of businesses’ and governments’ responses to the pandemic on HC2’s operations and personnel, and on commercial activity and demand across our businesses, HC2’s inability to predict the extent to which the COVID-19 pandemic and related impacts will continue to adversely impact HC2’s business operations, financial performance, results of operations, financial position, the prices of HC2’s securities and the achievement of HC2’s strategic objectives, and changes in macroeconomic and market conditions and market volatility (including developments and volatility arising from the COVID-19 pandemic), including interest rates, the value of securities and other financial assets, and the impact of such changes and volatility on HC2’s financial position. Such statements are based on the beliefs and assumptions of HC2’s management and the management of HC2’s subsidiaries and portfolio companies.

The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent statements and reports filed with the Securities and Exchange Commission (“SEC”), including in our reports on Forms 10-K, 10-Q, and 8-K. Such important factors include, without limitation: issues related to the restatement of our financial statements; the fact that we have historically identified material weaknesses in our internal control over financial reporting, and any inability to remediate future material weaknesses; capital market conditions, including the ability of HC2 and HC2’s subsidiaries to raise capital; the ability of HC2’s subsidiaries and portfolio companies to generate sufficient net income and cash flows to make upstream cash distributions; volatility in the trading price of HC2 common stock; the ability of HC2 and its subsidiaries and portfolio companies to identify any suitable future acquisition or disposition opportunities; our ability to realize efficiencies, cost savings, income and margin improvements, growth, economies of scale and other anticipated benefits of strategic transactions; difficulties related to the integration of financial reporting of acquired or target businesses; difficulties completing pending and future acquisitions and dispositions; effects of litigation, indemnification claims, and other contingent liabilities; changes in regulations and tax laws; and risks that may affect the performance of the operating subsidiaries and portfolio companies of HC2.

Although HC2 believes its expectations and assumptions regarding its future operating performance are reasonable, there can be no assurance that the expectations reflected herein will be achieved. There can be no assurance that the HMN transaction or other contemplated transactions will be entered into or completed as proposed or at all, and no assurances can be given that definitive agreements for potential divestitures or other strategic transactions will be entered into with respect to either Continental Insurance or DBM Global, that any transactions consummated, or the timing, terms, conditions or net proceeds thereof. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.

You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to HC2 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

HC2 HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2020	2019

Revenue	$383.4	$362.5
Life, accident and health earned premiums, net	28.6	29.9
Net investment income	51.9	51.1
Net realized and unrealized gains (losses) on investments	(19.1)	5.5
Net revenue	444.8	449.0
Operating expenses
Cost of revenue	346.1	324.5
Policy benefits, changes in reserves, and commissions	72.4	52.7
Selling, general and administrative	52.3	46.9
Depreciation and amortization	0.6	0.3
Other operating income	0.2	(1.0)
Total operating expenses	471.6	423.4
Income (loss) from operations	(26.8)	25.6
Interest expense	(21.3)	(18.8)
Loss on early extinguishment or restructuring of debt	(5.8)	—
Loss from equity investees	(2.5)	(5.9)
Other income, net	2.8	3.4
(Loss) income from continuing operations	(53.6)	4.3
Income tax benefit (expense)	12.6	(4.0)
(Loss) income from continuing operations	(41.0)	0.3
Loss from discontinued operations (including loss on disposal of $39.3 million)	(60.0)	(6.6)
Net loss	(101.0)	(6.3)
Net loss attributable to noncontrolling interest and redeemable noncontrolling interest	17.9	3.5
Net loss attributable to HC2 Holdings, Inc.	(83.1)	(2.8)
Less: Preferred dividends, deemed dividends and repurchase gains	0.4	(1.2)
Net loss attributable to common stock and participating preferred stockholders	$(83.5)	$(1.6)

(Loss) income per share - continuing operations
Basic:	$(0.85)	$0.08
Diluted:	$(0.85)	$0.04

Loss per share - discontinued operations
Basic:	$(0.97)	$(0.12)
Diluted:	$(0.97)	$(0.09)

Loss per share - Net loss attributable to common stock and participating preferred stockholders
Basic:	$(1.82)	$(0.03)
Diluted:	$(1.82)	$(0.05)

Weighted average common shares outstanding:
Basic:	45.9	44.8
Diluted:	45.9	59.7

HC2 HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions, except share amounts)
(Unaudited)

	March 31, 2020	December 31, 2019
Assets
Investments:
Fixed maturity securities, available-for-sale at fair value	$3,753.0	$4,028.9
Equity securities	72.4	92.5
Mortgage loans	142.2	183.5
Policy loans	18.9	19.1
Other invested assets	70.3	68.1
Total investments	4,056.8	4,392.1
Cash and cash equivalents	186.9	228.8
Accounts receivable, net	333.3	311.8
Recoverable from reinsurers	958.4	953.7
Deferred tax asset	2.2	2.7
Property, plant and equipment, net	223.4	223.7
Goodwill	112.0	112.5
Intangibles, net	220.1	221.7
Assets held for sale	—	323.3
Other assets	246.0	188.0
Total assets	$6,339.1	$6,958.3

Liabilities, temporary equity and stockholders’ equity
Life, accident and health reserves	$4,593.9	$4,567.1
Annuity reserves	235.4	236.4
Value of business acquired	215.1	221.1
Accounts payable and other current liabilities	334.4	306.2
Deferred tax liability	24.4	83.7
Debt obligations	686.0	773.6
Liabilities held for sale	—	153.9
Other liabilities	170.8	151.1
Total liabilities	6,260.0	6,493.1
Commitments and contingencies
Temporary equity
Preferred stock	10.3	10.3
Redeemable noncontrolling interest	8.3	11.3
Total temporary equity	18.6	21.6
Stockholders’ equity
Common stock, $.001 par value	—	—
Shares authorized: 80,000,000 at March 31, 2020 and December 31, 2019;
Shares issued: 47,571,416 and 46,810,676 at March 31, 2020 and December 31, 2019;
Shares outstanding: 46,461,665 and 46,067,852 at March 31, 2020 and December 31, 2019, respectively
Additional paid-in capital	282.7	281.1
Treasury stock, at cost: 1,109,751 and 742,824 shares at March 31, 2020 and December 31, 2019, respectively	(4.2)	(3.3)
Accumulated deficit	(179.8)	(96.7)
Accumulated other comprehensive income (loss)	(84.6)	168.7
Total HC2 Holdings, Inc. stockholders’ equity	14.1	349.8
Noncontrolling interest	46.4	93.8
Total stockholders’ equity	60.5	443.6
Total liabilities, temporary equity and stockholders’ equity	$6,339.1	$6,958.3

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(Unaudited)

(in millions)	Three months ended March 31, 2020
	Core Operating Subsidiaries			Early Stage & Other				Total HC2
	Construction	Energy	Telecom	Life Sciences	Broadcasting	Other & Elimination	Non-operating Corporate
Net loss attributable to HC2 Holdings, Inc.								$(83.1)
Less: Net income attributable to HC2 Holdings Insurance segment								—
Less: Consolidating eliminations attributable to HC2 Holdings Insurance segment								(1.6)
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance segment	$(0.1)	$0.6	$0.6	$(3.2)	$(6.2)	$(42.1)	$(31.1)	$(81.5)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	2.6	2.1	0.1	—	1.7	—	—	6.5
Depreciation and amortization (included in cost of revenue)	2.3	—	—	—	—	—	—	2.3
Other operating (income) expenses	0.2	—	—	—	—	—	—	0.2
Interest expense	2.2	1.2	—	—	3.2	—	14.7	21.3
Other (income) expense, net	0.2	(0.4)	(0.4)	—	1.3	(0.6)	(1.8)	(1.7)
Loss on early extinguishment of debt	—	—	—	—	—	—	5.8	5.8
Income tax (benefit) expense	0.2	—	—	—	—	—	(0.4)	(0.2)
Noncontrolling interest	—	0.3	—	(1.0)	(1.1)	(16.1)	—	(17.9)
Share-based payment expense	—	—	—	—	0.1	—	1.4	1.5
Discontinued Operations	—	—	—	—	—	56.3	3.8	60.1
Non-recurring items	1.3	—	—	—	—	—	1.4	2.7
Acquisition and disposition costs	0.1	—	0.1	—	—	0.9	1.2	2.3
Adjusted EBITDA	$9.0	$3.8	$0.4	$(4.2)	$(1.0)	$(1.6)	$(5.0)	$1.4

Total Core Operating Subsidiaries	$13.2

(in millions)	Three months ended March 31, 2019
	Core Operating Subsidiaries			Early Stage & Other				Total HC2
	Construction	Energy	Telecom	Life Sciences	Broadcasting	Other & Elimination	Non-operating Corporate
Net loss attributable to HC2 Holdings, Inc.								$(2.8)
Less: Net income attributable to HC2 Holdings Insurance segment								33.8
Less: Consolidating eliminations attributable to HC2 Holdings Insurance segment								(2.3)
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$2.1	$(0.6)	$0.6	$(2.6)	$(4.4)	$(5.8)	$(23.6)	$(34.3)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	3.9	1.4	0.1	—	1.4	—	—	6.8
Depreciation and amortization (included in cost of revenue)	2.1	—	—	—	—	—	—	2.1
Other operating (income) expenses	(0.1)	—	—	—	(0.9)	—	—	(1.0)
Interest expense	2.5	0.4	—	—	1.6	—	14.2	18.7
Other (income) expense, net	—	0.1	—	—	0.1	—	—	0.2
Gain on sale and deconsolidation of subsidiary	—	—	—	—	—	(0.8)	(2.7)	(3.5)
Income tax (benefit) expense	1.0	—	—	—	—	—	2.3	3.3
Noncontrolling interest	0.1	(0.3)	—	(0.3)	(0.6)	(2.4)	—	(3.5)
Share-based payment expense	—	—	—	—	—	—	1.1	1.1
Discontinued operations	—	—	—	—	0.2	4.1	2.5	6.8
Non-recurring items	—	—	—	—	—	—	—	—
Acquisition and disposition costs	0.8	—	0.1	—	0.1	—	0.1	1.1
Adjusted EBITDA	$12.4	$1.0	$0.8	$(2.9)	$(2.5)	$(4.9)	$(6.1)	$(2.2)

Total Core Operating Subsidiaries	$14.2

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED OPERATING INCOME ("INSURANCE AOI")
AND PRE-TAX OPERATING INCOME ("PRE-TAX INSURANCE AOI")
(Unaudited)

The table below shows the adjustments made to the reported Net income (loss) of the Insurance segment to calculate Insurance AOI and Pre-tax Insurance AOI.

(in millions)	Three Months Ended March 31,
	2020	2019	Increase / (Decrease)
Net income - Insurance segment	$—	$33.8	$(33.8)
Effect of investment losses (gains) (1)	19.0	(6.0)	25.0
Acquisition costs	—	0.2	(0.2)
Insurance AOI	19.0	28.0	(9.0)
Income tax expense (benefit)	(12.4)	0.7	(13.1)
Pre-tax Insurance AOI	$6.6	$28.7	$(22.1)
(1) The Insurance segment revenues are inclusive of realized and unrealized gains and net investment income for the three months ended March 31, 2020 and 2019. Such adjustments are related to transactions between entities under common control which are eliminated or are reclassified in consolidation.